Exhibit 99.1

Achaogen Announces Closing of Initial Public Offering and Exercise of Underwriters’ Over-Allotment Option to Purchase Additional Shares

South San Francisco, CA, March 17, 2014 – Achaogen, Inc., a clinical-stage biopharmaceutical company developing novel antibacterials to treat multi-drug resistant (MDR) gram-negative infections, announced today the closing of its initial public offering of 6,900,000 shares of its common stock at a price to the public of $12.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 900,000 additional shares of common stock to cover over-allotments, resulting in aggregate gross proceeds of $82,800,000, before underwriting discounts, commissions and estimated offering expenses. Achaogen’s common stock is listed on The NASDAQ Global Market under the ticker symbol “AKAO.”

Credit Suisse Securities (USA) LLC and Cowen and Company, LLC acted as joint book-running managers for the offering. William Blair & Company, L.L.C. and Needham & Company, LLC acted as co-managers for the offering.

A registration statement relating to the common stock offered and sold by Achaogen was declared effective by the U.S. Securities and Exchange Commission on March 11, 2014. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made solely by means of a prospectus, copies of which may be obtained by contacting Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, Telephone: (800) 221-1037, Email: newyork.prospectus@credit-suisse.com; or Cowen and Company, LLC c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, by calling (631) 274-2806, or by fax (631) 254-7140.

About Achaogen

Achaogen is a clinical-stage biopharmaceutical company passionately committed to the discovery, development, and commercialization of novel antibacterials to treat MDR gram-negative infections. We are developing plazomicin, our lead product candidate, for the treatment of serious bacterial infections due to MDR Enterobacteriaceae, including carbapenem-resistant Enterobacteriaceae (CRE). Through the Special Protocol Assessment procedure, the U.S. Food and Drug Administration has agreed that the design and planned analyses of our single pivotal Phase 3 trial adequately address objectives in support of a New Drug Application. Our plazomicin program is funded in part with a contract from the Biomedical Advanced Research and Development Authority. Plazomicin is the first clinical candidate from our gram-negative antibiotic discovery engine, and we have other programs in early and late preclinical stages focused on other MDR gram-negative infections.

Contact:

Candice Knoll

Blueprint Life Science Group

415.375.3340 Ext. 105

cknoll@bplifescience.com